Exhibit 16.1

June 7, 2018

Office of the Chief Accountant

Securities and Exchange Commission

460 Fifth Street N. W.

Washington, DC 20549

Re: Liberty Tax, Inc.

Commission File Number: 001-35588

Dear Sirs:

We were previously principal accountants for Liberty Tax, Inc. and subsidiaries (“Liberty Tax” or the “Company”). We have not completed any audits or reviews, nor have we rendered any report related to Liberty Tax. On June 5, 2018, we resigned. We have read Liberty Tax’s statements included under Item 4.01 of its Form 8-K dated June 7, 2018 and captioned “Changes in Registrants Certifying Accountant”. We agree with such statements, except that we are not in a position to agree or disagree with the Liberty Tax’s statements that our resignation was not recommended or approved by either the Audit Committee or the Board of Directors of the Company, and that the Company is currently in the process of identifying a successor independent registered public accounting firm.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly yours,

/s/ Carr, Riggs, & Ingram, LLC

Carr, Riggs, and Ingram, LLC